Exhibit 99.1

MidCap Financial Investment Corporation

Reports Financial Results for the Quarter Ended September 30, 2025

Results for the Quarter Ended September 30, 2025 and Other Recent Highlights:

•	Net investment income per share for the quarter was $0.38, compared to $0.39 for the quarter ended June 30, 2025

•	Net asset value per share as of the end of the quarter was $14.66, compared to $14.75 as of June 30, 2025, a decrease of 0.6%

•	New investment commitments made during the quarter totaled $138 million(1)

•	Gross fundings, excluding revolver fundings,(2) totaled $142 million for the quarter

•

The Company received a net repayment of approximately $97 million from Merx Aviation Finance, LLC during the September quarter reducing its exposure to approximately 3.3% of the total portfolio at fair value as of September 30, 2025

•	Net repayments, including revolvers(2) and Merx, totaled $148 million. Net repayments, excluding Merx, totaled $51 million for the quarter

•	Net leverage(3) was 1.35x as of September 30, 2025

•	On November 4, 2025, the Company’s Board of Directors (the “Board”) declared a dividend of $0.38 per share payable on December 23, 2025 to stockholders of record as of December 9, 2025(4)

•

On October 1, 2025, the Company amended and extended the senior secured, multi-currency, revolving credit facility (the “Facility” and, as amended, the “Amended Senior Secured Facility”) which included reducing the applicable margin by 10 basis points(5)

•	On October 23, 2025, the Company upsized, extended the maturity, and reduced the pricing on MFIC Bethesda CLO 1 (the “Bethesda CLO 1 Upsize”)(6)

•	The Board appointed Joseph Durkin as Chief Accounting Officer of the Company, effective as of the close of business on September 4, 2025

New York, NY — November 6, 2025 — MidCap Financial Investment Corporation (NASDAQ: MFIC) or the “Company,” today announced financial results for the quarter ended September 30, 2025. The Company’s net investment income was $0.38 per share for the quarter ended September 30, 2025, compared to $0.39 per share for the quarter ended June 30, 2025. The Company’s net asset value (“NAV”) was $14.66 per share as of September 30, 2025, compared to $14.75 as of June 30, 2025.

On November 4, 2025, the Board declared a dividend of $0.38 per share payable on December 23, 2025 to stockholders of record as of December 9, 2025.

Commenting on the Company’s results for the third quarter of 2025, Mr. Tanner Powell, Chief Executive Officer, stated, “During the September quarter, we continued to deploy capital into first lien middle market loans which we believe have strong credit attributes, underscoring MidCap Financial’s strong position as a leading lender in the middle market. As we noted in last quarter’s earnings announcement, we’re pleased to report that Merx, our aircraft leasing portfolio company repaid approximately $97 million to MFIC during the quarter, reducing our investment to 3.3% of the total portfolio, down from 5.6% at the end of the prior quarter. We currently expect to receive additional paydowns of approximately $25 million from Merx in late 2025 or early 2026. We believe the reduction in our Merx exposure, and the redeployment into middle market loans, has meaningfully de-risked our investment portfolio and improved MFIC’s earnings power.” Mr. Powell continued, “Our portfolio companies continue to deliver strong fundamental performance with solid revenue and earnings growth, although our NAV declined due to a handful of companies that faced company specific issues.”

Mr. Kenneth Seifert, Chief Financial Officer, commented, “Subsequent to the end of the September quarter, we made a couple of enhancements to our capital structure, extending our debt maturities and reducing our financing costs. We continue to benefit from our longstanding banking relationships as we amended our revolving credit facility which extended the final maturity by approximately one year and reduced the applicable margin by 10 basis points. We also reset and upsized our first CLO which extended the reinvestment period by two years and features a new senior AAA coupon of S+149 basis points, a decrease of 91 basis points from the original coupon.”

(1)	Commitments made for the direct origination portfolio.
(2)

During the quarter ended September 30, 2025, direct origination revolver fundings totaled $33 million, direct origination revolver repayments totaled $30 million and Merx Aviation Finance, LLC repaid $97 million.

(3)

The Company’s net leverage ratio is defined as debt outstanding plus payable for investments purchased, less receivable for investments sold, less cash and cash equivalents, less foreign currencies, divided by net assets.

(4)	There can be no assurances that the Board will continue to declare a base dividend of $0.38 per share.
(5)

On October 1, 2025, the Company amended and extended the Facility. Lender commitments under the Amended Senior Secured Facility decreased from $1.660 billion to $1.610 billion. The final maturity date under the Amended Senior Secured Facility was extended from October 17, 2029, to October 1, 2030. The remaining material business terms of the Amended Senior Secured Facility will remain substantially the same.

(6)	The Company retained all Class D Notes and all Subordinated Notes in the Bethesda CLO 1 Upsize.

FINANCIAL HIGHLIGHTS

	September 30,	June 30,	March 31,	December 31,	September 30,
($ in billions, except per share data)	2025	2025	2025	2024	2024
Total assets	$3.31	$3.46	$3.36	$3.19	$3.22
Investment portfolio (fair value)	$3.18	$3.33	$3.19	$3.01	$3.03
Debt outstanding	$1.92	$2.05	$1.94	$1.75	$1.77
Net assets	$1.37	$1.38	$1.39	$1.40	$1.42
Net asset value per share	$14.66	$14.75	$14.93	$14.98	$15.10
Debt-to-equity ratio	1.40 x	1.49 x	1.39 x	1.25 x	1.25 x
Net leverage ratio (1)	1.35 x	1.44 x	1.31 x	1.16 x	1.16 x

(1)

The Company’s net leverage ratio is defined as debt outstanding plus payable for investments purchased, less receivable for investments sold, less cash and cash equivalents, less foreign currencies, divided by net assets.

PORTFOLIO AND INVESTMENT ACTIVITY

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)*	2025	2024	2025	2024
Investments made in portfolio companies	$400.4	$911.9	$1,081.0	$1,310.1
Investments sold	(37.5)	(188.5)	(96.4)	(188.5)

Net activity before repaid investments	362.8	723.4	984.6	1,121.6
Investments repaid	(510.9)	(138.8)	(818.3)	(430.6)

Net investment activity	$(148.0)	$584.6	$166.3	$691.0

Portfolio companies, at beginning of period	249	165	233	152
Number of investments in new portfolio companies	9	131	43	156
Number of exited companies	(12)	(46)	(30)	(58)

Portfolio companies at end of period	246	250	246	250

Number of investments in existing portfolio companies	83	60	241	97

*	Totals may not foot due to rounding.

OPERATING RESULTS

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)*	2025	2024	2025	2024
Net investment income	$35.3	$38.1	$106.0	$96.2

Net realized and change in unrealized gains (losses)	(7.9)	(11.4)	(30.1)	(21.5)

Net increase in net assets resulting from operations	$27.5	$26.7	$75.9	$74.8

(per share)* (1)
Net investment income on per average share basis	$0.38	$0.44	$1.13	$1.32

Net realized and change in unrealized gain (loss) per share	(0.09)	(0.13)	(0.32)	(0.30)

Earnings per share — basic	$0.29	$0.31	$0.81	$1.03

*	Totals may not foot due to rounding.
(1)	Based on the weighted average number of shares outstanding for the period presented.

SHARE REPURCHASE PROGRAM*

During the three months ended September 30, 2025, the Company did not repurchase any shares.

Since the inception of the share repurchase program and through November 5, 2025, the Company repurchased 16,069,776 shares at a weighted average price per share of $15.82, inclusive of commissions, for a total cost of $254.2 million, leaving a maximum of $20.8 million available for future purchases under the current Board authorization of $275 million.

*	Share figures have been adjusted for the 1-for-3 reverse stock split which was completed after market close on November 30, 2018.

LIQUIDITY

As of September 30, 2025, the Company’s outstanding debt obligations, excluding deferred financing cost and debt discount of $5.8 million, totaled $1,921 million which was comprised of $125 million of Senior Unsecured Notes, which will mature on July 16, 2026, $80 million of Senior Unsecured Notes, which will mature on December 15, 2028, $232 million outstanding Class A-1 Notes in MFIC Bethesda CLO 1 LLC, $399 million outstanding secured debt in MFIC Bethesda CLO 2 LLC, and $1,085 million outstanding under the Facility. As of September 30, 2025, there were no standby letters of credit were issued through the Facility. The available remaining capacity under the Facility was $575(1) million as of September 30, 2025, which is subject to compliance with a borrowing base that applies different advance rates to different types of assets in the Company’s portfolio.

On October 1, 2025, the Company amended and extended the Facility. Lender commitments under the Amended Senior Secured Facility decreased from $1.660 billion to $1.610 billion. The Amended Senior Secured Facility includes an “accordion” feature that allows the Company to increase the size of the Facility to $2.415 billion.

The final maturity date under the Amended Senior Secured Facility was extended from October 17, 2029 to October 1, 2030. In connection with the amendment, the interest rate on funded borrowings decreased 10 bps, and the unused commitment fee was reduced from 0.375% to 0.325%. The remaining material business terms and conditions of the Amended Senior Secured Facility remain substantially the same. The Amended Senior Secured Facility continues to include usual and customary events of default for senior secured revolving credit facilities of this type.

Borrowings under the Amended Senior Secured Facility (and the incurrence of certain other permitted debt) continue to be subject to compliance with a Borrowing Base that applies different advance rates to different types of assets in the Company’s portfolio. The advance rate applicable to any specific type of asset in the Company’s portfolio depends on the relevant asset coverage ratio as of the date of determination. Borrowings under the Amended Senior Secured Facility continue to be subject to the leverage restrictions contained in the Investment Company Act of 1940, as amended (the “1940 Act”). Terms used in this disclosure have the meanings set forth in the Amended Senior Secured Facility.

(1) Pro forma for the amendment and extension of the Facility on October 1, 2025, which included a $50 million reduction in lender commitments, the available remaining capacity under the Facility decreased to $525 million, which is subject to compliance with a borrowing base that applies different advance rates to different types of assets in the Company’s portfolio.

On October 23, 2025, the Company upsized, extended the maturity, and reduced the pricing on Bethesda CLO 1. The size of Bethesda CLO 1 increased from $402.4 million to $646.4 million. The notes offered by Bethesda CLO 1 increased from $248 million to $492 million. The notes sold by Bethesda CLO 1 increased from $232 million to $456 million. The notes offered by the Bethesda CLO 1 Issuer in connection with the Bethesda CLO 1 Upsize consist of $348 million of AAA(sf) Class A-1 Senior Secured Floating Rate Notes due 2037, which bear interest at the three-month SOFR plus 1.49%, $24 million of AAA(sf) Class A-2 Senior Secured Floating Rate Notes due 2037 which bear interest at three-month SOFR plus 1.65%, $36 million of AA(sf) Class B Senior Secured Floating Rate Notes due 2037, which bear interest at three-month SOFR plus 1.85%, $48 million of A(sf) Class C Senior Secured Floating Rate Notes due 2037, which bear interest at three-month SOFR plus 2.30%, $36 million of BBB-(sf) Class D Senior Secured Floating Rate Notes due 2037, which bear interest at three-month SOFR plus 3.30% and $154.36 million of Subordinated notes due 2123, which do not bear interest. The Bethesda CLO 1 Upsize is backed by a diversified portfolio of middle-market commercial loans, which the Bethesda CLO 1 Issuer purchased from the Company pursuant to a loan sale agreement entered into on the closing date of the Bethesda CLO 1 Upsize using the proceeds of the Bethesda CLO 1 Upsize. The Company retained all Class D Notes and all Subordinated Notes and the proceeds from the Bethesda CLO 1 Upsize were used to repay borrowings under the Company’s Facility. The Company serves as collateral manager to the Bethesda CLO 1 Issuer, Sumitomo Mitsui Banking Corporation acted as initial purchaser and Apollo Global Securities, LLC acted as placement agent.

CONFERENCE CALL / WEBCAST AT 8:30 AM EST ON NOVEMBER 7, 2025

The Company will host a conference call on Friday, November 7, 2025, at 8:30 a.m. Eastern Time. All interested parties are welcome to participate in the conference call by dialing (800) 225-9448 approximately 5–10 minutes prior to the call; international callers should dial (203) 518-9708. Participants should reference either MidCap Financial Investment Corporation Earnings or Conference ID: MFIC1107 when prompted. A simultaneous webcast of the conference call will be available to the public on a listen-only basis and can be accessed through the Events Calendar in the Shareholders section of our website at www.midcapfinancialic.com. Following the call, you may access a replay of the event either telephonically or via audio webcast. The telephonic replay will be available approximately two hours after the live call and through November 28, 2025, by dialing (800) 757-4761; international callers should dial (402) 220-7215. A replay of the audio webcast will also be available later that same day. To access the audio webcast please visit the Events Calendar in the Shareholders section of our website at www.midcapfinancialic.com.

SUPPLEMENTAL INFORMATION

The Company provides a supplemental information package to offer more transparency into its financial results and make its reporting more informative and easier to follow. The supplemental package is available in the Shareholders section of the Company’s website under Presentations at www.midcapfinancialic.com.

Our portfolio composition and weighted average yields as of September 30, 2025, June 30, 2025, March 31, 2025, December 31, 2024 and September 30, 2024 were as follows:

	September 30,	June 30,	March 31,	December 31,	September 30,
	2025	2025	2025	2024	2024
Portfolio composition, at fair value:
First lien secured debt	95%	93%	93%	92%	91%
Second lien secured debt	0%	0%	0%	1%	1%

Total secured debt	95%	93%	93%	93%	92%
Unsecured debt	0%	0%	0%	0%	0%
Structured products and other	1%	1%	1%	1%	2%
Preferred equity	1%	1%	1%	1%	1%
Common equity/interests and warrants	3%	5%	5%	5%	5%
Weighted average yields, at amortized cost (1):
First lien secured debt (2)	10.2%	10.4%	10.5%	10.8%	11.1%
Second lien secured debt (2)	13.5%	13.7%	13.8%	14.4%	14.0%
Total secured debt (2)	10.2%	10.4%	10.5%	10.8%	11.1%
Unsecured debt portfolio (2)	11.1%	9.5%	9.5%	9.5%	9.5%
Total debt portfolio (2)	10.2%	10.4%	10.5%	10.8%	11.1%
Total portfolio (3)	9.0%	9.2%	9.4%	9.5%	9.6%
Interest rate type, at fair value (4):
Fixed rate amount	$0.0 billion	$0.0 billion	$0.0 billion	$0.0 billion	$0.0 billion
Floating rate amount	$2.9 billion	$3.0 billion	$2.9 billion	$2.7 billion	$2.7 billion
Fixed rate, as percentage of total	0%	1%	1%	1%	1%
Floating rate, as percentage of total	100%	99%	99%	99%	99%
Interest rate type, at amortized cost (4):
Fixed rate amount	$0.0 billion	$0.0 billion	$0.0 billion	$0.0 billion	$0.0 billion
Floating rate amount	$2.9 billion	$3.0 billion	$2.9 billion	$2.7 billion	$2.7 billion
Fixed rate, as percentage of total	0%	1%	1%	1%	1%
Floating rate, as percentage of total	100%	99%	99%	99%	99%

(1)	An investor’s yield may be lower than the portfolio yield due to sales loads and other expenses.
(2)	Exclusive of investments on non-accrual status.
(3)	Inclusive of all income generating investments, non-income generating investments and investments on non-accrual status.
(4)	The interest rate type information is calculated using the Company’s corporate debt portfolio and excludes aviation and investments on non-accrual status.

MIDCAP FINANCIAL INVESTMENT CORPORATION

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

(In thousands, except share and per share data)

	September 30, 2025	December 31, 2024
	(Unaudited)
Assets
Investments at fair value:
Non-controlled/non-affiliated investments (cost — $2,933,570 and $2,700,957, respectively)	$2,828,608	$2,605,329
Non-controlled/affiliated investments (cost — $177,206 and $142,686, respectively)	112,375	84,334
Controlled investments (cost — $227,373 and $333,754, respectively)	239,982	324,753
Cash and cash equivalents	62,502	74,357
Foreign currencies (cost — $2,902 and $1,487, respectively)	3,957	1,429
Receivable for investments sold	12,219	57,195
Interest receivable	26,222	19,289
Dividends receivable	430	709
Deferred financing costs	19,761	23,555
Prepaid expenses and other assets	3,438	—

Total Assets	$3,309,494	$3,190,950

Liabilities
Debt	$1,915,074	$1,751,621
Payable for investments purchased	780	4,190
Management fees payable	6,069	6,247
Performance-based incentive fees payable	5,818	5,336
Interest payable	11,473	12,813
Accrued administrative services expense	—	60
Other liabilities and accrued expenses	2,360	6,037

Total Liabilities	$1,941,574	$1,786,304

Commitments and contingencies (Note 8)

Net Assets	$1,367,920	$1,404,646

Net Assets
Common stock, $0.001 par value (130,000,000 shares authorized; 93,303,622 and 93,780,278 shares issued and outstanding, respectively)	$93	$94
Capital in excess of par value	2,652,015	2,658,090
Accumulated under-distributed (over-distributed) earnings	(1,284,188)	(1,253,538)

Net Assets	$1,367,920	$1,404,646

Net Asset Value Per Share	$14.66	$14.98

MIDCAP FINANCIAL INVESTMENT

CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Investment Income
Non-controlled/non-affiliated investments:
Interest income (excluding Payment-in-kind (“PIK”) interest income)	$72,964	$72,640	$212,495	$192,782
Dividend income	—	447	—	500
PIK interest income	3,785	2,938	11,724	7,371
Other income	458	992	1,003	3,593
Non-controlled/affiliated investments:
Interest income (excluding PIK interest income)	1,548	697	4,293	2,098
Dividend income	200	241	640	476
PIK interest income	407	36	1,162	105
Controlled investments:
Interest income (excluding PIK interest income)	3,214	4,097	11,193	12,649
Other income	—	50	10	50

Total Investment Income	$82,576	$82,138	$242,520	$219,624

Expenses
Management fees	$6,069	$4,428	$18,209	$13,203
Performance-based incentive fees	5,818	4,601	16,100	16,212
Interest and other debt expenses	33,038	31,854	96,083	85,024
Administrative services expense	1,029	1,036	3,055	3,084
Other general and administrative expenses	1,599	2,246	4,457	6,478

Total expenses	47,553	44,165	137,904	124,001

Expense reimbursements	(284)	(162)	(1,370)	(597)

Net Expenses	$47,269	$44,003	$136,534	$123,404

Net Investment Income	$35,307	$38,135	$105,986	$96,220

Net Realized and Change in Unrealized Gains (Losses)
Net realized gains (losses):
Non-controlled/non-affiliated investments	$(18,988)	$527	$(32,187)	$(6,914)
Non-controlled/affiliated investments	(19)	—	(324)	—
Controlled investments	—	—	—	(15,700)
Foreign currency forward contracts	—	—	(610)	—
Foreign currency transactions	(160)	(40)	(196)	(624)

Net realized gains (losses)	(19,167)	487	(33,317)	(23,238)

Net change in unrealized gains (losses):
Non-controlled/non-affiliated investments	(3,688)	(11,083)	(12,300)	(10,646)
Non-controlled/affiliated investments	(1,173)	(2,956)	(3,565)	(7,989)
Controlled investments	15,316	3,566	21,610	21,121
Foreign currency forward contracts	—	—	(9)	—
Foreign currency translations	859	(1,433)	(2,505)	(707)

Net change in unrealized gains (losses)	11,314	(11,906)	3,231	1,779

Net Realized and Change in Unrealized Gains (Losses)	$(7,853)	$(11,419)	$(30,086)	$(21,459)

Net Increase (Decrease) in Net Assets Resulting from Operations	$27,454	$26,716	$75,900	$74,761

Earnings (Loss) Per Share — Basic	$0.29	$0.31	0.81	1.03

Important Information

Investors are advised to carefully consider the investment objective, risks, charges and expenses of the Company before investing. The prospectus dated April 12, 2023, which has been filed with the Securities and Exchange Commission (“SEC”), contains this and other information about the Company and should be read carefully before investing. An effective shelf registration statement relating to certain securities of the Company is on file with the SEC. Any offering may be made only by means of a prospectus and any accompanying prospectus supplement. Before you invest, you should read the base prospectus in that registration statement, the prospectus and any documents incorporated by reference therein, which the issuer has filed with the SEC, for more complete information about the Company and an offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov.

The information in the prospectus and in this announcement is not complete and may be changed. This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Past performance is not indicative of, or a guarantee of, future performance. The performance and certain other portfolio information quoted herein represents information as of dates noted herein. Nothing herein shall be relied upon as a representation as to the future performance or portfolio holdings of the Company. Investment return and principal value of an investment will fluctuate, and shares, when sold, may be worth more or less than their original cost. The Company’s performance is subject to change since the end of the period noted in this report and may be lower or higher than the performance data shown herein.

About MidCap Financial Investment Corporation

MidCap Financial Investment Corporation (NASDAQ: MFIC) is a closed-end, externally managed, diversified management investment company that has elected to be treated as a business development company under the 1940 Act. For tax purposes, the Company has elected to be treated as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended. The Company is externally managed by the Investment Adviser, an affiliate of Apollo Global Management, Inc. and its consolidated subsidiaries, a high-growth global alternative asset manager. The Company’s investment objective is to generate current income and, to a lesser extent, long-term capital appreciation. The Company primarily invests in directly originated and privately negotiated first lien senior secured loans to privately held U.S. middle-market companies, which the Company generally defines as companies with less than $75 million in earnings before interest, taxes, depreciation and amortization, as may be adjusted for market disruptions, mergers and acquisitions-related charges and synergies, and other items. To a lesser extent, the Company may invest in other types of securities including, first lien unitranche, second lien senior secured, unsecured, subordinated, and mezzanine loans, and equities in both private and public middle market companies. For more information, please visit www.midcapfinancialic.com

Forward-Looking Statements

Some of the statements in this press release constitute forward-looking statements because they relate to future events, future performance or financial condition. The forward-looking statements may include statements as to: future operating results of MFIC and distribution projections; business prospects of MFIC, and the prospects of its portfolio companies, if applicable; and the impact of the investments that MFIC expects to make. In addition, words such as “anticipate,” “believe,” “expect,” “seek,” “plan,” “should,” “estimate,” “project” and “intend” indicate forward-looking statements, although not all forward-looking statements include these words. The forward-looking statements contained in this press release involve risks and uncertainties. Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with: future changes in laws or regulations (including the interpretation of these laws and regulations by regulatory authorities); changes in general economic conditions, including the impact of supply chain disruptions, tariffs and trade disputes with other countries, or changes in financial markets, and the risk of recession; changes in the interest rate environment and levels of general interest rates and the impact of inflation; the return on equity; the yield on investments; the ability to borrow to finance assets; new strategic initiatives; the ability to reposition the investment portfolio; the market outlook; future investment activity; and risks associated with changes in business conditions and the general economy. MFIC has based the forward-looking statements included in this press release on information available to it on the date hereof, and assumes no obligation to update any such forward-looking statements. Although MFIC undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that they may make directly to you or through reports that MFIC in the future may file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

Contact

Elizabeth Besen

Investor Relations Manager

MidCap Financial Investment Corporation

212.822.0625

ebesen@apollo.com